  Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 333-130747 and 333-143417) of Majestic Capital, Ltd. (formerly CRM Holdings, Ltd.) of our report dated March 17, 2009, except for Notes 3 and 5, as to which the date is April 21, 2011, with respect to our audit of the consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows and financial statement schedules of Majestic Capital, Ltd. and subsidiaries for the year ended December 31, 2008, which appear in the December 31, 2010 Annual Report on Form 10-K of Majestic Capital, Ltd.

/s/  Johnson Lambert & Co. LLP
Burlington, Vermont
April 21, 2011